EXHIBIT 99.1
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   [EPICEPT CORPORATION LOGO]

   CONTACTS

   EPICEPT CORPORATION
   Robert W. Cook
   (201) 894-8980
   rcook@epicept.com

   FEINSTEIN KEAN HEALTHCARE
   Francesca T. DeVellis
   (617) 577-8110
   francesca.devellis@fkhealth.com


       EPICEPT REPORTS THIRD QUARTER 2006 OPERATING AND FINANCIAL RESULTS

ENGLEWOOD CLIFFS, NJ - (NOVEMBER 7, 2006) - EpiCept Corporation (Nasdaq and OMX
Stockholm: EPCT) today announced operating and financial results for the third quarter ended September 30, 2006. For the third quarter of 2006, EpiCept's loss attributable to common stockholders totaled $5.5 million, or $.22 per basic and diluted share, versus $0.8 million, or $.45 per basic and diluted share, for the third quarter of 2005 and $7.3 million, or $.30 per basic and diluted share, for the second quarter of 2006. Revenues for the third quarter of 2006 totaled approximately $0.2 million. As of September 30, 2006, the Company's cash, cash equivalents and marketable securities totaled $11.5 million.

Operating expenses for the third quarter were approximately $6.8 million versus $7.5 million for the second quarter of 2006. The Company's net cash used in operating activities during the third quarter was approximately $6.2 million, about $0.3 million less than the amount used in the second quarter of 2006. Research and development expense in the third quarter increased approximately $0.1 million compared to the second quarter of 2006. EpiCept increased its cash position during the third quarter through a $10 million senior secured term loan with common stock warrants.

"We have continued to develop our product candidates to address unmet medical needs in moderate-to-severe pain and cancer," stated Jack Talley, President and Chief Executive Officer. "The recent validation of our Marketing Authorization Application for Ceplene by the EMEA, which signals the initiation of the regulatory review process, was a particularly important milestone in our efforts to develop the first medical treatment for the maintenance of remission in patients with acute myeloid leukemia, in particular patients that are in their first remission. In addition, we are also quite pleased to have achieved our goal of submitting an IND for EPC2407, our latest clinical candidate discovered through our apoptosis screening technology, as well as the announcement by Myriad that Azixa(TM), another compound discovered through this technology, achieved positive Phase I clinical results in brain cancer. While these successes were tempered by the clinical trial results for LidoPAIN SP in Europe, we are optimistic that our analysis of the trial results will enable us to determine the changes in trial design that will improve the likelihood of a positive result in any future trials. We are also pleased that we will regain control of the LidoPAIN SP program in the US."


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November 7, 2006
Page 2

PORTFOLIO UPDATE

EpiCept today provided an update on recent progress made with several of its key product candidates:

     >> Ceplene - a registration-stage compound for the treatment of Acute Myeloid Leukemia (AML), the most common type of leukemia in adults. On November 1, 2006, the Company announced that the European Medicines Agency for the Evaluation of Medicinal Products (EMEA) validated the Marketing Authorization Application (MAA) for Ceplene, which signifies that the MAA is complete and that the regulatory review process has started. Ceplene has been granted orphan drug status for the treatment of AML by the EMEA. EpiCept anticipates that it will be able to obtain further updates as to the regulatory status of this compound during the first half of 2007.

     >> EpiCept NP-1 - a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. EpiCept is continuing to scale up the production of NP-1 to prepare for the product candidate's Phase III clinical trials, one of which is scheduled to commence in the first half of 2007.

     >> LidoPAIN BP - a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. EpiCept is currently working towards scaling up production of this product candidate in order to commence Phase IIb clinical trials in close consultation with its partner, Endo Pharmaceuticals.

     >> LidoPAIN SP - the first sterile patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound in order to relieve post-operative pain and minimize the need for narcotics, NSAIDS or other analgesics. On September 5, 2006, EpiCept announced that LidoPAIN SP did not meet its co-primary endpoints in a Phase III clinical trial in Europe. On October 31, 2006, the Company announced that it had regained the North American marketing rights for this compound from Adolor Corporation, which cancelled its license agreement with the Company. The Company has completed a thorough analysis of the Phase III trial results and expects to decide shortly on its strategy with respect to US and European development of this product candidate.

     >> EPC2407 - a small-molecule apoptosis inducer discovered at EpiCept. On October 2, 2006, EpiCept announced that it had submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration to begin Phase I clinical studies of EPC2407 in cancer patients. The Company intends to proceed with a Phase I clinical trial of EPC2407 in order to determine the maximum tolerated dose, to characterize the blood levels and biological effects of the drug and to identify any anti-tumor response as measured by CT scans, MRI or PET scans. The study is expected to enroll approximately 30-40 patients.

     >> Azixa(TM) - a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. On September 25, 2006, EpiCept announced that Myriad had reported positive clinical results in Phase I study of Azixa in cancer that has metastasized to the brain. Based on these results, Myriad stated that it intends to initiate Phase II clinical trials for the drug this fall, which would trigger a milestone payment to EpiCept. >>

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November 7, 2006
Page 3





FINANCIAL AND OPERATING HIGHLIGHTS

GENERAL AND ADMINISTRATIVE (G&A) EXPENSE
The Company's general and administrative expense significantly declined by $1.1 million, or 30 percent, to $2.5 million compared to the second quarter of 2006. The Company realized expense reductions in several areas, most significantly in legal, facilities overhead, and salaries and benefits. These reductions were partially offset by expenses related to our SOX 404 audit.

RESEARCH AND DEVELOPMENT (R&D) EXPENSE
The Company's research and development expense in the third quarter was $4.4 million, a 3.4 percent increase from the second quarter of 2006. Significant expenses occurring in the quarter included expenses related to the preparation and filing of the MAA for Ceplene, the commercial scale-up of NP-1 in preparation for the start of the product candidate's pivotal clinical trials and the filing of an IND for EPC2407. The Company also recorded higher indirect expense as a result of the allocation of a greater portion of its expenses in San Diego to research and development in recognition of its focus as an R&D site.

OTHER INCOME (EXPENSE)
Other income, net amounted to $1.1 million during the third quarter, an increase from $4,000 in the second quarter 2006. During the quarter, the Company reversed its accrual for contingent interest potentially due under one of its outstanding loan agreements after concluding that the conditions under which the contingent interest would be payable were unlikely to occur. The reversal amounted to $1.0 million. The Company also recorded a gain on change in value of warrants or derivatives of $0.4 million. These gains were partially reduced by higher interest expense as a result of higher borrowings during the third quarter.


CONFERENCE CALL

EpiCept will host a conference call to discuss these results on November 8, 2006, at 9:00 a.m. Eastern Standard Time.

To listen to the conference call, please dial:

                  888-200-7988 (United States and Canada)
                  973-935-8761 (International)
                  The access code for the call is:  8092550

A webcast of this conference call can be accessed at www.epicept.com. The webcast will be archived for 90 days.

A playback of the call will be available from approximately 1:00 p.m. EST on November 8, 2006 through November 14, 2006 and may be accessed by dialing:

                  877-519-4471 (United States and Canada)
                  973-341-3080 (International)
                  Please reference reservation number 8092550




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November 7, 2006
Page 4


ABOUT EPICEPT CORPORATION

EpiCept is an emerging specialty pharmaceutical company focused on unmet needs in the treatment of pain and cancer. The Company has a staged portfolio of product candidates with several pain therapies in late-stage clinical trials, and a lead oncology compound (for acute myeloid leukemia, AML) with demonstrated efficacy in a Phase III trial; a marketing authorization application for this compound has been submitted in Europe. EpiCept is based in New Jersey, and the Company's research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on the Company's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene will not receive regulatory approval or marketing authorization in the EU, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that the Company will not obtain approval to market any of its product candidates, the risks associated with reliance on additional outside financing to meet its capital requirements, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; competition; litigation; the potential delisting of our common stock by the Nasdaq Global Market; risks associated with the material weaknesses in our internal controls and the outcome of our SOX 404 audit; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in the Company's periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in the Company's filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on our forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Azixa(TM) is a trademark of Myriad Genetics, Inc.

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November 7, 2006
Page 5



SELECTED FINANCIAL INFORMATION FOLLOWS:

EPICEPT CORPORATION AND SUBSIDIARIES
(UNAUDITED)
SELECTED CONSOLIDATED BALANCE SHEET DATA
                                                    SEPTEMBER 30,   DECEMBER 31,
                                                        2006           2005
                                                      --------       --------
                                                             (in $000S)
Cash and cash equivalents                             $ 10,461       $    403
Marketable securities                                      995           --
Property and equipment, net                                847             58
Total assets                                            14,659          2,747

Current liabilities                                     14,232         20,202
Notes and loans payable, long term                       9,789          4,705
Total stockholders' deficit                            (15,654)       (60,122)
Total liabilities and stockholders' deficit             14,659          2,747

EPICEPT CORPORATION AND SUBSIDIARIES
(UNAUDITED)
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
DATA


                                                 THREE MONTHS ENDED                NINE MONTHS ENDED
                                                    SEPTEMBER 30,                     SEPTEMBER 30,
                                                2006            2005              2006            2005
                                             ------------    ------------      ------------    ------------
                                           (IN $000S EXCEPT PER SHARE DATA)  (IN $000S EXCEPT PER SHARE DATA)
Revenue                                      $        220    $        585      $        733    $      1,134

Operating expenses:
     General and administrative                     2,497             835            11,776           4,589
     Research and development                       4,365             445            12,267           1,387
     Acquired in-process research and
      development                                     (87)           --              33,362            --
                                             ------------    ------------      ------------    ------------
Total operating expenses                            6,775           1,280            57,405           5,976

Other income (expense), net                         1,051             246            (3,779)           (305)
                                             ------------    ------------      ------------    ------------

Net loss                                           (5,504)           (449)          (60,451)         (5,147)

Deemed dividend and redeemable convertible
    preferred  stock dividends                       --              (314)           (8,964)           (940)
                                             ------------    ------------      ------------    ------------

Loss attributable  to common stockholders    $     (5,504)   $       (763)     $    (69,415)   $     (6,087)
                                             ============    ============      ============    ============

Basic and diluted net loss per share         $      (0.22)   $      (0.45)     $      (2.94)   $      (3.56)
                                             ============    ============      ============    ============
Weighted average common shares outstanding     24,525,026       1,711,746        23,633,883       1,709,822
                                             ============    ============      ============    ============

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EPCT-GEN